VOTING TRUST AND ESCROW AGREEMENT

THIS VOTING TRUST AND ESCROWAGREEMENT ("Agreement") is made and entered into as of the 22ed day of April, 2006 by and among the board members of Shaanxi Xin Sheng Centennial Agriculture and Technology Co., Ltd. ("Shaanxi Xinsheng"), as attorney-in-fact for each of the shareholders of China Agri-Business, Inc. (the attached hereto (each a "Holder" and collectively, the "Holders"), and Yang Zhi hang, Lin Xiao Ying, Ding Dang Dang, Zhao fei, Meng Jun Sheng [Trustees] ("Voting Trustees").

                                    RECITALS:

         WHEREAS, each of the Holders shall own shares of voting common stock in the Corporation which are to be acquired pursuant a Stock Purchase Agreement between the Holders and the Corporation under which the Holders are to be issued an aggregate number of shares of common stock of the Corporation, such number may be determined by the Corporation through the discussion with underwriters, in consideration of the management entrustment agreement between Shaanxi Xin Agri Technology (Shaanxi) Co., Ltd., a PRC subsidiary 100% owned by the Corporation.

         WHEREAS, the stockholder meeting of Shaanxi Xinsheng held on April 10, 2006 (the "Xinsheng Stockholder Meeting") resolved that this Agreement has been approved and it is in the best interest of the parties to this agreement and the Corporation that this Agreement is to be made.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and obligations set forth herein, the parties agree as follows:

         1. Voting Trust.

               1.1. Creation of Voting Trust. The Voting Trustees, and each of them, are hereby appointed voting trustees under the voting trust created by this Agreement. During the term of this Agreement the Voting Trustees shall act as voting trustees in respect of the tendered shares of stock in the Corporation, and any additional voting shares subsequently received by the Voting Trustees as a result of the operation of this Agreement (such tendered shares and subsequent shares to be collectively referred to as the "Shares"), with all the powers, rights and privileges and subject to all the conditions and covenants hereinafter set forth.

               1.2. Issue of Share Certificates To Voting Trustees. After the execution and delivery of the Stock Purchase Agreement between the Corporation and the Holders and the execution and delivery of this Agreement, when the Corporation issues shares to the Holders, it shall issue the shares in the name of the Voting Trustees one stock certificate representing the aggregate of the shares to Holders. The Voting Trustees are authorized and empowered to cause to be made any further transfers of the Shares which may become necessary through the occurrence of any change of persons holding the office of Voting Trustee.

               1.3. Delivery of Voting Trust Certificates. Upon receipt by the Voting Trustees of the certificate for the Shares, theVoting Trustees shall hold the Shares, in trust, subject to the terms and conditions of this Agreement and shall deliver or cause to be delivered to each Holder voting trust certificates ("Voting Trust Certificates" or "Certificates"), in the form provided for in
Section 2.1, representing in the aggregate the total number of Shares deposited by each Holder. The fact that such certificates are issued pursuant to this Agreement shall be noted by the corporationon its stock transfer records.

               1.4. Acceptance of Trust. The Voting Trustees accept the trust created hereby in accordance with all of the terms and conditions contained in this Agreement. The Shares shall be held by the Voting Trustees for the purposes of and in accordance with this Agreement, and none of the Shares, or any interest therein, shall be sold or otherwise disposed of, pledged or encumbered by the Voting Trustees, except as provided in this Agreement.

         2. Voting Trust Certificates.

               2.1. The Voting Trust Certificates to be issued and delivered by the Voting Trustees under this Agreement in respect of the Shares shall be substantially in the following form, with such changes therein consistent with the provisions of this Agreement as the Voting Trustees and the attorney-in-fact for the Holders may from time to time approve:

THIS CERTIFICATE AND THE SECURITIES REPRESENTED BY IT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THISCERTIFICATE AND THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE OR OTHERWISE DISPOSED OF UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT OR OTHER QUALIFICATION RELATING TO THE CERTIFICATE AND SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION AND VOTING TRUSTEES RECEIVE AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION AND VOTING TRUSTEES THAT SUCH REGISTRATION OR OTHER QUALIFICATION UNDERTHE SECURITIES ACTOF 1933 AND ANY APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH TRANSFER, SALE, OFFER OR DISPOSITION. THE REGISTRATION IS IN PROCESS, THE COMPLETION OF WHICH WILL BE INFORMED TO THE HOLDER BY ANNOUNCEMENT ON THE COMPANY'S WEBSITE.

No. _________________________                           _________________ Shares

Names: _______________________             ID Card number: _____________________


                       VOTING TRUST CERTIFICATE FOR COMMON
                       STOCK OF CHINA AGRI-BUSINESS, INC.

THIS IS TO CERTIFY THAT:

         1. This voting trust certificate is issued pursuant to, and the rights of the holder hereof are subject to the terms and conditions of, a Voting Trust and Escrow Agreement (the "Voting Trust and Escrow Agreement") dated [DATE] among certain of the shareholders ("Holders") of CHINA AGRI-BUSlNESS, INC. ("Corporation"), and [TRUSTEES] ("Voting Trustees"). Copies of the Voting Trust Agreement are kept on file by the Voting Trustees in their offices at Finance Plaza 9 floor Hi-tech Road 42#, Hi-tech industrial development Zone, Xi'an, Shaanxi, China, have been deposited with the Corporation at its registered office (or with the officer or agent having charge of its stock transfer books), and are open to inspection in accordance with the requirement of law.

         2. By acceptance of this certificate, the Holder thereof, and every transferee, agrees to be bound by the terms of this certificate and of the Voting Trust and Escrow Agreement.

         3. Upon the termination of the Voting Trust Agreement, the Holder shall be entitled to receive a certificate or certificates for shares upon the release of such shares pursuant to Section 9.2 of the Voting Trust Agreement. Until such receipt or release the Holder shall from time to time be entitled to receive from the Voting Trustees dividends and distributions payable in cash and property other than voting stock of the


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

Corporation, if any, received by or for the account of the Voting Trustees upon such shares. If the Voting Trustees shall receive any additional shares issued by way of dividend upon, or in exchange for the certificates for shares represented by this certificate, or upon the exercise of any right of subscription pursuant to Section 3.2 of the Voting Trust and Escrow Agreement, the Voting Trustees shall hold such shares in accordance with the terms of the Voting Trust and Escrow Agreement and shall issue Voting Trust Certificates in respect thereof.

         4. Until the re-transfer to the Holder hereof of certificates for the shares represented by this certificate, the Voting Trustees shall possess and be entitled to exercise all rights and powers to vote the shares as provided in the Voting Trust and Escrow Agreement, and no Holders of this certificate shall in such capacity have any rights or powers to vote such shares.

         5. This certificate is transferable only on the books of the Voting Trustees to be kept by them, or their agents, upon surrender hereof (duly endorsed in blank or accompanied by a proper instrument or assignment duly executed in blank, together with all requisite transfer tax stamps attached thereto and an amount sufficient to pay all Federal, state and local taxes or other governmental charges, if any, then payable in respect of such transfer) by the registered Holder in person or by such Holder's duly authorized attorney. Until this certificate is so transferred, the Voting Trustees may treat the registered Holder hereof as the absolute owner hereof for all purposes whatsoever. The rights and powers to transfer this certificate are expressly limited by and subject to the transfer restrictions contained in the Voting Trust and Escrow Agreement.

         6. This certificate is not valid unless signed by the Voting Trustees.

The undersigned Voting Trustees have caused this certificate to be signed this

                                                              __________ [DATE].

                                          _______________________, T r u s t e e

                                          _______________________, T r u s t e e

               2.2. Restrictions on Certificate Transfers

               2.2.1. Applicability of Restrictions. The restrictions on transfer of Voting Trust Certificates are intended to apply during the term of the voting trust created under in this Agreement.

               2.2.2. Restriction on Lifetime Disposition. No Holder shall dispose of (and the terms "dispose of and "disposition" as used in this Agreement mean any sale, transfer, assignment, pledge, mortgage, distribution or other form of disposition or conveyance, whether voluntary, involuntary, or by operation of law, or in the caseof a non-individual Holder, pursuant to a merger, consolidation, sale of assets or other reorganization, and whether testamentary or inter vivos) all or any part of his interest in a Voting Trust Certificate issued hereunder, except under the conditions set forth in this Agreement. Until the termination of this Agreement, each Voting Trust Certificate shall remain subject to this Agreement even though an offer or offers are made under this Agreement, but not accepted. Each person, personal representative, entity or successor in interest who acquires an interest in a Voting Trust Certificate issued hereunder shall hold it subject to the terms of this Agreement. Every transferee of a Voting Trust Certificate, by the acceptance of such Certificate, shall become a party to this Agreenient, and shall assume all rights and obligations which the transferor had under this Agreement.

               2.2.3. Disposition Upon Death. Upon the death of a Holder, the estate of the deceased Holder (or the distributee of the estate) shall be deemed to have succeeded to the decedent's interest in this Agreement, and shall be deemed to have agreed to assume decedent's obligations under this Agreement.


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

               2.3 Transfer; Registered Holder; Transfer Books. The Voting Trustees shall keep available for inspection by holders at the office of the Voting Trustees set forth in the Voting Trust Certificate (or at such other office of which the holders thereof have been notified in writing) correct and complete books and records of account relating to the voting trust created by this Agreement and a record of all Holders. The Voting Trust Certificates shall be transferable only on the books of the Voting Trustees, upon surrender of such Voting Trust Certificates (duly endorsed in blank or accompanied by a proper instrument of assignment duly executed in blank, together with all requisite transfer tax stamps attached thereto and an amount sufficient to pay all Federal, State and local taxes or other governmental charges, if any, then payable in connection with such transfer) by the registered Holder in person or by such Holder's duly authorized attorney. Upon the surrender of any Voting Trust Certificate for transfer, the Voting Trustees shall cancel such Voting Trust Certificate and issue to the transferee (and to the registered holder of such Voting Trust Certificate, in the case of a partial transfer) a new Voting Trust Certificate or Certificates in the same form and representing in the aggregate the same number of Shares of the corporation as the Voting Trust Certificates presented for cancellation. Any Voting Trust Certificate or Certificates may be exchanged for another Voting Trust Certificate or other Voting Trust Certificates for a like aggregate amount, but in different denominations.

               2.4. Record Ownership. The Voting Trustees may treat the registered Holder of each such Voting Trust Certificates as the absolute owner thereof for all purposes whatsoever, and accordingly shall not be required to recognize any legal, equitable or other claim or interest in such Voting Trust Certificate on the part of any other person, whether or not the Voting Trustees shall have express or other notice thereof.

               2.5. Replacement of Mutilated or Lost Certificates. In case any Voting Trust Certificate shall become mutilated or be destroyed, lost or stolen, the registered Holder thereof shall immediately notify the Voting Trustees, who, subject to the following sentence, shall issue and deliver to such Holder a new Voting Trust Certificate of like tenor and denomination in exchange for and upon cancellation of the Voting Trust Certificate so mutilated, or in substitution for the Voting Trust Certificate so destroyed, lost or stolen. The applicant for such substituted Voting Trust Certificate shall furnish proof reasonably satisfactory to the Voting Trustees of such destruction, loss or theft, and, upon request, shall furnish indemnity reasonably satisfactory to the Voting Trustees and shall comply with such other reasonable requirements as the Voting Trustees may prescribe.

         3. Dividends and Distributions; Subscriptions.

               3.1. Dividends or Distributions Payable in Cash or Other Property. The Voting Trustees shall, from time to time, pay or cause to be paid to Holders, their pro rata share of any dividends or distributions payable in cash or property, other than voting stock of the Corporation, collected by the Voting Trustees upon the Shares deposited hereunder. For the purpose of making any such payment, or for any other purpose, the Voting Trustees may, in their discretion, fix such date as they may reasonably determine as a record date for the determination of persons entitled to any payments or other benefits hereunder, or order their transfer books closed for such period or periods, of time as they shall deem proper.

               3.2. Share Dividends or Distributions. The Voting Trustees shall receive and hold subject to the terms of this Agreement, any voting stock of the Corporation issued in respect of the Shares by reason of any recapitalization share dividend, split combination or the like and shall issue and deliver Voting Trust Certificates therefor to the Holders in proportion to their respective interests therein as shown on the books of the Voting Trustees.

4. Matters Relating to Administration of Voting Trust; Voting.

               4.1 Action by Voting Trustees. The number of Voting Trustees shall be _____ . In all matters except as expressly provided for in this Agreement, the Voting Trustees shall act as a group. The action of a majority of the entire number of Voting Trustees as stated above, expressed from time to time at a meeting, or by a writing without a meeting, shall, except as otherwise herein stated, constitute the action of the Voting Trustees and shall have the same effect as if assented to by all. At any meeting of the Voting Trustees, any Voting Trustee may vote in person or by written proxy given to any other Voting Trustee; and any Voting Trustee may give a power of attorney to any other Voting Trustee to sign for him in case of action of the Voting Trustees taken in writing without a meeting. The Voting Trustees may adopt their own rules of procedure.

               4.2. Rights and Powers of Voting Trustees. The Voting Trustees shall possess and be entitled, subject to the provisions hereof, in their discretion, to exercise all the rights and powers of absolute owners of all Shares, including, but without limitation, the right to receive dividends on Shares, and the right to vote, consent in writing or otherwise act with respect to any corporate or shareholders' actions. Such corporate or shareholders' actions include, but are not limited to, any increase or reduction in the stated capital of the Corporation, any classification or reclassification of any of the shares as now or hereafter authorized into preferred or common stock or other classes of shares with or without par value, any amendment to the Articles of Incorporation or Bylaws, any merger or consolidation of the Corporation with other corporations, any sale of all or any part of its assets, and the creation of any mortgage or security interest in or lien on any property of the Corporation. It is expressly stipulated that no voting right shall pass to others by or under the Voting Trust Certificates, or by or under this Agreement, or by or under any other express or implied agreement.

         4.3. Reserved.

               4.4, Trustee Removal. The Voting Trustees may be individually removed by the affirmative vote of, or by a written instrument or instruments signed by, the Holders of Voting Trust Certificates representing 80% of the Shares in the Voting Trust created hereunder.

               4.5. Resignation. A Voting Trustee may resign at any time by delivering his resignation in writing to the Holders, to take effect sixty days after the date of such delivery, whereupon all powers, rights and obligations of the resigning Voting Trustee, under this Agreement shall cease and terminate, except provided in this Agreement. If a successor Voting Trustee shall not have been appointed within sixty days after the giving of such written resignation, the Voting Trustees may apply to any court of competent jurisdiction to appoint a successor Voting Trustee to act until such time if any, as a successor shall have been appointed as provided in Section 4.6.

               4.6. Vacancies. If any vacancy shall occur in the position of Voting Trustee by reason of the death, removal, resignation, inability or refusal to act of a Voting Trustee, or otherwise; such vacancy shall be filled by the appointment of a successor by the Attorney-in-fact of the Holders. If there is at any time a vacancy in the office of Voting Trustee, the voting power of the shares of the Corporation evidenced by the Voting Trust Certificates shall continue to be exercised by the remaining Voting Trustees. Any successor Voting Trustee appointed as herein provided shall indicate his acceptance of such appointment by signing counterparts of this Agreement and delivering such counterparts to the Holders, and thereupon such successor shall be vested with all the rights, powers, duties and immunities herein conferred upon the Voting Trustees as if such successor had been originally a party to this Agreement as a Voting Trustee. The term "Voting Trustees" as used in this Agreement shall apply to and mean the original Voting Trustee hereunder and any successor.

               4.7. Expenses. etc. The Holders shall reimburse the Voting Trustees for all reasonable expenses, including counsel fees, incurred by them in connection with the exercise of their powers and the performance of their duties under this Agreement.

               The Holders shall reimburse the VotingTrustees for the cost of all transfer tax stamps required and all Federal, State and local taxes payable in connection with the deposit of the Shares in the voting trust pursuant to this Agreement and in connection with the re-transfer by the Voting Trustees of the shares to the Holders upon the surrender of such certificates.

Any such expenses may be charged to the Holders of Voting Trust Certificates pro rata according to the number of Shares represented the Certificates, and may be deducted from dividends or other distributions to them, or may be made a charge payable as a condition to the delivery of Shares in exchange for Voting Trust Certificates as provided herin, and the Voting Trustees shall be entitled to a lien therefor upon Shares, funds or other property in their possession.

               4.8. Indemnification. The Holders shall indemnify and hold the Voting Trustees harmless from and against any and all liabilities, losses, costs, and expenses, including reasonable attorneys' fees, in connection with or arising out of the administration of the voting trust created by this Agreement or the exercise of any powers or the performance of any duties by them as herein provided or contemplated, to the fullest extent permitted under the law.

               4.9. Reliance on Advice of Counsel. The Voting Trustees may consult with counsel concerning any question which may arise with reference to their duties or authority under this Agreement or any of the provisions hereof or any matter relating hereto, and the opinion of such counsel shall be a full and complete authorization and protection in respgctf any actiontaken or omitted by the Voting Trustees here under in good faith and in accordance with such opinion of counsel, and the Voting Trustees shall not be liable for any damages sustained as a result thereof.

               4.10. No Duty to Investigate. The Voting Trustees shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document submitted to the Voting Trustees.

               4.11. Interest of Voting Trustees. The Voting Trustees assume no liability as shareholders, their interest hereunder being that of trustees only. The Voting Trustees will vote the Shares on all matters in accordance with the provisions of this Agreement, but they shall have no implied obligations and they assume no responsibility in respect of any action taken (or not taken) in pursuance of their votes so cast.

               4.12. Compensation of Voting Trustees. No Voting Trustee shall be compensated for his service hereunder.

         5. Holders of Voting Trust Certificates Bound.

All Voting Trust Certificates issued under this Agreement shall be issued, received, and held subject to all of the terms of this Agreement. Every registered Holder of a Voting Trust Certificate, and every bearer of a VotingTrust Certificate properly endorsed in blank or properly assigned, by the acceptance or holding thereof shall be deemed conclusively for all purposes to have assented to this Agreement and to all of its terms, conditions and provisions and shall be bound by this Agreement with the same force and effect as if such Holder or bearer had been originally a party to this Agreement.

         6. Dissolution of Corporation.

         In the event of the dissolution or total or partial liquidation of the Corporation, whether voluntary or involuntary, the Voting Trustees shall receive the moneys, securities, rights or property to which the Holders' of Shares are entitled, and shall distribute the same among the Holders in proportion to their interests. Alternatively, the Voting Trustees may in their discretion deposit such moneys, securities, rights or property with any bank or trust company doing business in [LOCATION], with authority and instructions to distribute the same as above provided, and upon such deposit all further obligations or liabilities of the Voting Trustees in respect of such moneys, securities, rights or property so deposited shall cease.

         7. Reorganization of Corporation.

         In case the corporation is merged into or consolidated with another corporation, or all or substantially all of the assets of the Corporation are transferred to another corporation, then in connection with such transfers the term "Corporation" for all purposes of this Agreement shall be taken to include such successor corporation, and the Voting Trustees shall receive and hold under this Agreement any voting stock of such successor corporation received on account of the ownership, as Voting Trustees hereunder, of Shares held hereunder prior to such merger, consolidation or transfer. Voting Trust Certificates issued and outstanding under this Agreement at the time of such merger, consolidation or transfer may remain outstanding, or the Voting Trustees may, in their discretion, substitute for such Voting Trust Certificates new voting trust certificates in appropriate form, and the term "Shares" as used herein shall be taken to include any shares which may be received by the Voting Trustees in lieu of all or any part of the shares of the Corporation.

         8. Escrow Provisions.

               8.1. Appointment of Voting Trustees as Escrow Agent. The Corporation and each Holder hereby appoint the Voting Trustees as escrow and selling agent in accordance with the terms and conditions set forth herein, and the voting Trustees hereby accept such appointment. (The Voting Trustees, in their capacity as escrow and selling agent hereunder, are referred to herein as the "Agent.")

               8.2 Covenants of Holders Regarding Sale ofShares. Each Holder agrees (a) not to sell, transfer or convey any of the Shares or any interests therein for at least one year after the issuance to such Holder of a Voting Trust Certificate or Voting Trust Certificates for such shares and (b) if, after the expiration of the one year period set forth in clause (a) of this Section 8.2, such Holder desires to sell all or a portion of such Shares, the Holder shall give the Voting Trustee a written authorization to sell all of a specific number of Shares owned by the Holder (the "Sale Notice").

               8.3 Sale of Shares by Agent. Upon receipt of a Sale Notice, the Agent shall use commercially reasonable efforts to sell the Shares authorized in the Sale Notice to be sold. The Agent shall be deemed to have acted in a commercially reasonable manner if (a) within 30 days after its receipt of the Sale Notice, it directs a licensed broker-dealer ("Broker") to sell in one or more transactions at the prevailing market price at the time of sale the Shares authorized by the Holder to be sold, (b) directs the Broker to remit all of the net proceeds of such sale to the Agent, (c) delivers or causes to be delivered to the appropriate person on a timely basis for settlement of the sale, any certificate for the Shares which are sold and (d) within 30 days after receipt of the net proceeds of the sale of the Shares remits to the Holders such net proceeds. Notwithstanding the foregoing, the Agent may take such actions as it deems reasonable and appropriate to limit the sale of Shares or disregard the Sales Notice during any period where such sales may have a significant detrimental effect of the market price of the shares or where such sales would violate applicable securities laws.

               8.4 Exculpation and Indemnification of Agent.

                    (a) The Agent shall have no duties or responsibilities other than those expressly set forth herein. The Agent shall have no duty to enforce any obligation of any person to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any person to perform any other act. The Agent shall be under no liability to the other parties hereto to anyone else, by reason of any failure, on the part of any party hereto or any maker, guarantor endorser or other signatory of any document of any other person, to perform such person's obligations under any such document. Except for amendments to this Agreement, the Agent shall not be obligated to recognize any agreement between any and all of the persons referred to herein, notwithstanding that references hereto may be made herein and whether or not it has knowledge thereof.

                    (b) The Agent shall not be liable to any party hereto or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Agent) statement, instrument, report, or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained), which is believed by the Agent to be genuine and to be signed or presented by the proper person or persons. The Agent shall not be bound by any of the terms thereof, unless evidenced by a writing delivered to the Agent signed by the proper party or parties and, if the duties or rights of the Agent are affected, unless it shall give its prior written consent thereto.

                    (c) The Agent shall not be responsible for the sufficiency or accuracy of the form, or of the execution, validity, value or genuineness of, any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein; nor shall the Agent be responsible or liable to the other parties hereto or to anyone else in any respect on account of the identity, authority or rights, of the person executing or delivering or purporting to execute or deliver any document or property or this Agreement. The Agent shall have no responsibility with respect to the use or application of any funds or shares or other property paid or delivered by the Agent pursuant to the provisions hereof.

                    (d) The Agent shall have the right to assume, in the absence of written notice to the contrary from the proper person or persons, that a fact or an event, by reason of which an action would or might be taken by the Agent, does not exist or has not occurred, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, in reliance upon such assumption.

                    (e) To the extent that the Agent becomes liable for the payment of taxes; including withholding taxes, in respect of income derived from the investment of funds or securities held hereunder or any payment made hereunder, the Agent may pay such taxes. The Agent may withhold ffrom any payment of monies held by it hereunder such amount as the Agent estimates to be sufficient to provide for the payment of such taxes not yet paid, and may use the sum withheld for that purpose. The Agent shall be indemnified and held harmless against any liability for taxes and for any penalties in respect of taxes, on such investment income or payments in the manner provided herein.

                    (f) The Agent will be indemnified and held harmless by the Corporation and each Holder from and against all expenses, including reasonable counsel fees and disbursements, or loss suffered by the Agent in connection with any action, suit or proceeding involving any claim, or in connection with any claim or demand, which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Agent hereunder, except for claims relating to gross negligence by Agent or breach of this Agreement by the Agent, or the monies or other property held by it hereunder. Promptly after the receipt by the Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Agent shall, if a claim in respect thereof is to be made against the Corporation or a Holder, notify each of them thereof in writing, but the failure by the Agent to give such notice shall not relieve from any liability which the Corporation or the Holder may have to the Agent hereunder. Notwithstanding any obligation to make payments and deliveries hereunder, the Agent may retain and hold for such time as it deems necessary such amount of monies or property as it shall, from time to time, in its sole discretion, deem sufficient to indemnify itself for any such loss or expense and for any amounts due it hereunder. For the purpose hereof, the term "expense or loss" shall include all amounts paid or payable to satisfy any claim, demand or liability, or in settlement of any claim demand, action, suit or proceeding settled with the express written consent of the Agent, the Corporation and the Holder, and all costs and expenses, including, but not limited to, reasonable counsel fees and disbursements paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding.

               8.5 Resignation of Agent. The Agent may resign at any time and be discharged from its duties as Agent hereunder by giving the Corporation and the Holders at least 60 days' written notice thereof. As soon as practicable after its resignation, the Agent shall, turn over to a successor escrow agent appointed by the parties hereto all monies and properties held hereunder (less such amount as the Agent entitled to retain pursuant to this Agreement) upon presentation of the document appointing the new escrow agent and its acceptance thereof. If no new agent is so appointed within the 60-day period following such notice of resignation, the Agent may deposit the aforesaid monies and property with any court it deems appropriate.

         9. Term; Release of Shares.

               9.1. Term. Each of the Holders may terminate this Agreement and the voting trust created hereby as to himself after the expiration of the one year period set forth in clause (a) of Section 8.2 of the Agreement by prior written request; the rest of the Holders may leave their shares in the voting trust and this Agreement is effective until they choose to take the shares out of the veting trust by a prior written request.

               9.2. Exchange of Shares and Voting Trust Certificates. Upon the termination of this Agreement as to the Shares of Holder(s), the Voting Trustees, in exchange for and upon surrender of any Voting Trust Certificate then outstanding with respect to such shares, shall, in accordance with the terms thereof and out of the Shares received and held by them hereunder, cause the Corporation to deliver to the Holder(s), certificates for Shares represented by such Voting Trust Certificate at the expense of such Holder(s). If the Holder(s) refuse to pay the expense so incurred, the VotingTrustees may sell certain amount of Shares for such expense. The voting trust created by this Agreement is effective until th Holder(s) receive the certificates for shares represented by the Voting Trust Certificate. Furthermore, if any such delivery shall take place (i) after the record date for establishing holders of Shares entitled to vote at a meeting of stockholders but (ii) prior to the date of such meeting of stockholders, the Voting Trustees shall deliver with the certificates for Shares an irrevocable proxy authorizing the person in whose name the certificates for Shares are registered to vote such Shares at such meeting.

         10. New Subscribers.

         Any holder of shares of the corporation may at any time become a subscriber hereto with respect to any such shares by subscribing to this Agreement and depositing the certificate representing his shares, accompanied by duly executed instruments of transfer.Such subscribers shall then become Holders as if they were original parties to this Agreement.

         11. Miscellaneous.

               11.1. Benefits of this Agreement; Survival. The terms of this Agreement shall be binding upon and inure to the benefit of and shall be enforceable by the Holders, the Voting Trustees, and their respective successors and assigns. The rights of the VotingTrustee under Sections 4.7 and 4.8 and of the Holders of Voting Trustee Certificates under Section 9.2 shall survive any termination of this Agreement or any resignation or removal of any Voting Trustee pursuant to the terms of this Agreement.

               11.2. Any notice, request, offer, acceptance or other communication permitted or required to be given hereunder to the Voting Trustees shall be sent by certified mail or by courier service, return receipt requested, or hand-delivered to such person at the address set forth below:

               Holders: to the Escrow Agent or if the Escrow Agent gives written notice to the Voting Trustees that the Escrow Agreement has been terminated, then by an announcement on Shaanxi Xinsheng's website.


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

               Voting Trustees: [NAMES AND ADDRESSES]

or at such other addresses as may be established by notice hereunder. Any notice so given shall be deemed effeclive at the time of delivery indicated on the duly completed postal service or courier receipt or when hand-delivered.

               11.3. Severability. In case any provision of this Agreement shall be held to be invalid or unenforceable in whole or in part, neither the validity nor the enforceability of the remainder of this Agreement shall be in any way affected.

               11.4. Descriptive Headings; Gender. The headings in this Agreement are for the convenience of reference only and shall not limit or otherwise affect the provisions hereof. The use of the masculine gender shall be deemed to include the feminine and neuter gender.

               11.5. Counterparts of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

               11.6. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of New York.

               11.7. Dispute Resolution. Any disputes under this Agreement shatl be settled at first through friendly consultation between the parties hereto. In case no settlement can be reached through consultation, each party shall have the right to submit such disputes to China International Economic and Trade Arbitration Commission. The place of arbitration is in Beijing. The arbitration award shall be final and binding on both parties.

               The respective parties have caused this Agreement to be executed as of the date first above written.

Voting Trustees:


Attorney-in-fact for Holders

/S/
--------------------------------


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